SOUTHWEST AIRLINES REPORTS APRIL TRAFFIC

DALLAS, TEXAS – May 8, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its April and year-to-date 2018 preliminary traffic statistics.

The Company flew 11.2 billion revenue passenger miles (RPMs) in April 2018, a slight decrease from the 11.2 billion RPMs flown in April 2017. Available seat miles (ASMs) increased 1.5 percent to 13.6 billion in April 2018, compared with April 2017 ASMs of 13.4 billion. The April 2018 load factor was 82.5 percent, compared with 84.0 percent in April 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

APRIL
	2018	2017	Change
Revenue passengers carried	11,399,453	11,094,102	2.8%
Enplaned passengers	13,781,577	13,460,665	2.4%
Revenue passenger miles (000s)	11,202,109	11,230,367	(0.3)%
Available seat miles (000s)	13,570,674	13,369,826	1.5%
Load factor	82.5%	84.0%	(1.5) pts.
Average length of haul	983	1,012	(2.9)%
Trips flown	116,365	114,525	1.6%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	42,731,590	40,632,892	5.2%
Enplaned passengers	51,324,677	49,039,015	4.7%
Revenue passenger miles (000s)	41,641,601	40,571,025	2.6%
Available seat miles (000s)	50,937,142	50,069,696	1.7%
Load factor	81.8%	81.0%	0.8 pts.
Average length of haul	974	998	(2.4)%
Trips flown	442,581	436,315	1.4%

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